NIKISKI COGENERATION PLANT SYSTEM USE AND DISPATCH AGREEMENT
                                                  Page 1












                    NIKISKI COGENERATION PLANT SYSTEM USE
                                   AND
                           DISPATCH AGREEMENT











Parties:          Alaska Electric Generation and Transmission Cooperative, Inc.
                  Chugach Electric Association, Inc.


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NIKISKI COGENERATION PLANT SYSTEM USE AND DISPATCH AGREEMENT
08/11/99                                                                  Page 7

                                       NIKISKI COGENERATION PLANT SYSTEM USE
                                              AND DISPATCH AGREEMENT

Article I.    Purpose

1.1 The Nikiski Cogeneration Plant System Use and Dispatch Agreement has three broad purposes; first, to ensure that Nikiski Cogeneration Plant electrical power is dispatched to meet the essential purpose of providing additional capacity for the HEA system when needed, second, provide for the economic operation of the Unit by placing it in continuous, full load operation and to make the power available for Chugach system use and third to grant to Chugach the right to provide dispatch service for disposition of the Unit.

Article Il.   Parties

2.1 The Parties to this Agreement are Chugach Electric Association, Inc. (Chugach), an Alaska non-profit electric cooperative membership corporation with offices at 5601 Minnesota Drive, P.O. Box 196300, Anchorage, Alaska 99519-6300, and Alaska Electric Generation and Transmission, Inc. (AEG&T), the mailing address of which is 3977 Lake Street, Homer, Alaska 99603.

Article Ill.  Recitals

3.1 Chugach owns and operates electric generation, transmission and distribution facilities;

3.2 Chugach owns and operates a remote control system to control its facilities known as a supervisory control and data acquisition system (SCADA);

3.3               AEG&T, whose members include Homer Electric Association, Inc.
                  (HEA), is a Generation and Transmission Cooperative which both owns and operates generation facilities and purchases power from Chugach in order to supply the power requirements of of AEG&Ts members:

3.4               AEG&T supplies power to HEA which AEG&T purchases from Chugach through a take-or-pay Agreement for Sale of Electric Power and Energy which currently provides for the sale and purchase of 73 MW of capacity with the minimum associated energy of not less than 350,000 MWH per year;

3.5 AEG&T currently owns and operates a General Electric Frame 6 gas turbine power plant known as the Soldotna No. 1 Plant, equipped with its own remote terminal unit (RTU) which is compatible with Chugach's SCADA equipment;

3.6 AEG&T will move the generator and turbine from the Soldotna No. 1 Plant, to the agricultural products plant owned by Kenai Fertilizer Company LLC (KFC), which is located near Nikiski, Alaska all in general accordance with agreements between AEG&T and KFC to develop the "Nikiski Cogeneration Plant"(the Unit);

3.7 Economic operation of the Unit will be enhanced by base load operation;

3.8 The parties have determined that Chugach can operate the Unit as a Chugach system resource (subject to conditions specified in this agreement), and that such operation is of benefit to Chugach, AEG&T and HEA, and Chugach is willing to do so;

3.9                Base load operation of the Unit as a Chugach system resource, as provided for in this
                  agreement, will allow AEG&T/HEA to economically purchase energy requirements from Chugach in excess of the current HEA obligations;

3.10               Base load operation of the Unit will also eliminate the need for Chugach to operate its Bernice Lake facility to provide reliability under normal operating conditions, thereby maintaining the current level of electric service reliability to the Kenai Peninsula at a reduced cost to Chugach and its wholesale customers;

3.11 AEG&T desires to maximize the economic benefits to AEG&T of owning the Unit by entering into this Agreement to secure necessary dispatch services to reliably dispatch the Unit, and make available the Unit for operation as an integral part of the Interconnected System;

3.12 Chugach desires to supply the dispatch services, and AEG&T desires to obtain those services from Chugach under the terms and conditions of this Agreement;

3.13 AEG&T and Chugach desire to have the Unit available for the Interconnected System use as outlined in this Agreement;

3.14 All Parties intend that AEG&T shall remain the owner of the Unit and that AEG&T shall remain responsible for the Unit in all respects consistent with that ownership, including but not limited to responsibility for all operations, maintenance, debt, and repairs.

Article IV.   Definitions

AEG&T Fuel:  The quantity of fuel consumed by the Unit to provide for  AEG&T
             Use.

AEG&T Use:  Operation of the Unit whether initiated by Chugach or requested by
            HEA or AEG&T, to provide capacity and energy to HEA in excess of the capacity required to be purchased and sold under the Chugach Wholesale Power Agreement, or in lieu of any portion of such capacity as Chugach may be unable or unwilling to supply.

Agreement:  This Nikiski Cogeneration Plant System Use and Dispatch Agreement.


Banked Fuel:  A quantity of natural gas fuel equal to the difference between (a)
              the quantities of HEA Fuel and AEG&T Fuel estimated for the preceding year in accordance with Section 7.9(b), and (b) the actual quantities of AEG&T Fuel and HEA Fuel which AEG&T had the right under this Agreement to supply for such year.

Base Load:  Operation of the Unit at a steady level as close to the maximum capacity (MW) of the Unit as possible without violating any Unit operating restrictions.

Chugach Unit Fuel Price:  The price paid by Chugach under the terms of the
                          Marathon Contract for natural gas delivered to its Bernice Lake facility, until the supply available under the Marathon Contract is exhausted, and then, the highest of (a) the average price then paid for natural gas by Chugach, less transportation charges, (b) the average price of natural gas delivered to the Chugach Beluga facility, or (c) the current price charged by Chugach to AEG&T for natural gas supplied pursuant to Section 9.2(b)(2).

Chugach Use:  Dispatch of the Unit initiated by Chugach for any and all Chugach power commitments to retail and wholesale consumers including AEG&T and HEA. Chugach Use includes operation for resale to Homer Electric Association under the terms of the Chugach Wholesale Power Agreement.

Chugach Wholesale Power Agreement:  The Agreement for Sale of Electric Power
                                    and Energy between Chugach, AEG&T and HEA, bearing signatures dated September 1985.

Date of Commercial Operation:  The date when HEA in the exercise of reasonable professional judgment declares the Unit to be commercially operable.

Effective Date:  The date on which this Agreement is last executed by all parties, subject to Chugach obtaining gas contract amendments acceptable to Chugach from Marathon, ARCO, Chevron and (if necessary) ML&P and any required Jurisdictional Reviews.

HEA Fuel:  HEA Fuel as the term is defined in section 7.9(b)(ii) of this
            Agreement, but in no event less than zero.

Interconnected System:  The entire interconnected generation, transmission, and distribution system in the Railbelt Region of Alaska.

Jurisdictional Reviews:  The approval in writing of any governmental entity, regulatory body, or lender, the approval of which is required at the time in order for this Agreement or any amendment or modification thereof to become effective.

KFC: The Kenai Fertilizer Company LLC, an Alaska Limited Liability Company, or any successor entity.

KFC Agreement:  An agreement entered into between KFC and AEG&T in connection with the construction or operation and maintenance of the Unit.

KFC Plant: The agricultural products plant near Nikiski, Alaska operated by KFC and formerly known as the Unocal Plant.

Marathon Contract:  The Agreement for the Sale and Purchase of Natural Gas
                    between Chugach and Marathon Oil Company dated September 26, 1988.

Operation and Maintenance (or O&M) Services:  Those activities, whether performed on-site or off-site of
                                                a generating unit, including,
                                                but not limited to, routine
                                                acquisition of consumables,
                                                facility upkeep, inspections,
                                                overhauls, replacements, and
                                                record keeping associated with
                                                retention of continuous
                                                operating availability,
                                                timely completion of repairs,
                                                and prudent oversight of
                                                generating assets.

Output of the Unit:  The total electrical energy produced by the Unit at any given time.

Point of Interconnection:  The 115 kV side of the Units step-up transformer.

Regular Working Hours:  The hours between 8:00 a.m. and 5:00 p.m., Monday through Friday, except State legal holidays.

SCADA System:  A computerized control and telecommunications system which includes computer hardware and software, sensing equipment, telecommunications equipment, and all associated equipment and facilities. SCADA is an acronym for Supervisory Control and Data Acquisition.

Spin: The portion of generation capacity related to base load capability, when the Unit is in operation and synchronized with the transmission network that is in excess of the Output of the Unit.

Unit: That portion of the Nikiski cogeneration plant which consists of a General Electric Frame 6 simple cycle combustion turbine, generator and switchyard including step-up transformer.

All other terms not specifically defined herein shall have those definitions as listed in the Alaska Intertie Agreement dated December 23, 1985, among The Alaska Power Authority (now known as Alaska Energy Authority), ML&P, Chugach, GVEA, AEG&T, and others, as amended from time to time.

Article V.     Term

5.1 This Agreement shall become effective on the Effective Date and shall terminate concurrently with the Chugach Wholesale Power Agreement; provided, that this Agreement may be extended at any time by the written consent of the parties.

Article VI.    Scope of Services

6.1 Chugach shall provide the dispatching services under this Agreement in the following order of priority:

                  a)       AEG&T Use;

                  b)       Chugach Use;

                  c)       The reserves which AEG&T may be obligated to provide,
                            if any.

6.2 During the term of this agreement, Chugach will Base Load the Unit when it is made available by AEG&T. The only exceptions are

                  a)   When the Unit is operated for an AEG&T Use
                      (priority 6.1.a);.

                  b) When the Kenai Peninsula is islanded due to the loss of all interconnected transmission lines, the Unit load may be reduced to 30 MW or other mutually agreed upon value, until such time as the Kenai Peninsula is again interconnected with the Interconnected System;

                  c) When Bradley Lake is experiencing spill and transmission constraints cannot handle full output of both Bradley Lake and the Unit, Unit output will be reduced or AEG&T will direct the HEA/AEG&T share of Bradley Lake be reduced accordingly;

                  d) During system emergencies such as gas supply emergencies, volcanic activity, or Kenai Peninsula transmission system outages, Unit output will be reduced at the reasonable discretion of the dispatcher until a mutually acceptable operating level can be determined;
                      and

                  e)   As the parties may establish by written agreement.

                  It is expected that Chugach will operate the Unit approximately 8000 hours per year at the declared capability of the Unit, as defined in the Alaska Intertie Agreement.

6.3 Unit availability for any use will be limited by scheduled and unscheduled maintenance, only. AEG&T will use its best efforts to minimize scheduled and unscheduled downtime in a manner consistent with continuous duty of the Unit.

6.4 When the Unit operates for AEG&T Use exclusively, Chugach will be allocated all spin in excess of that required by AEG&T. In the event Chugach does not choose to acquire the spin, AEG&T is free to market the spin to others.

6.5               Operating Restrictions for the Unit are:

                  a)       Normal Use:
                                    Unit minimum load         6 MW
                                    Unit minimum up time               none
                                    Start up restrictions              none

                  b)       Emergency Use:
                                    Unit minimum load                  minimum
                                                                    controllable
                                    Unit minimum up time               none
                                    Start up restrictions              none

                  c) At any time, AEG&T reserves the right to restrict Unit operations and/or generated output levels to less than rated for reasons of safety or operational status. AEG&T will exert best efforts to take timely actions required to correct the cause of the restriction.

                  d) If AEG&T adopts operating restrictions less restrictive than those listed in Section 6.5(a) for any unit disposition covered by AEG&T Use other than serving HEA load, then the same operating restrictions shall replace those in Section 6.5(a).

6.6 This Agreement does not obligate Chugach to provide any sales of electrical power and energy to AEG&T for service to HEA in excess of Chugach's obligation under the Chugach Wholesale Power Agreement.

Article VII.  Other Rights and Obligations

7.1 The parties agree to interface their telecommunications systems at the Bernice Lake PoweR Plant; specifically, at the Chugach Main Distribution Frame terminal strip in the Chugach telecommunications building. AEG&T shall maintain a suitable telecommunications link between Bernice Lake Power Plant and the Unit. AEG&T shall maintain a communication system with the necessary interfaces to interconnect with the Chugach microwave system and shall be solely responsible for the costs associated with the maintenance of the equipment owned by AEG&T. The use of both parties' communication systems will be as a single system. However, no payment shall be due either party for use of its communication system by the other provided the use is part of the services contemplated by this Agreement.

7.2 Chugach shall allow AEG&T to maintain an existing eight (8) foot diameter antenna at the 135-foot elevation of Chugach's telecommunications tower at Bernice Lake Power Plant. Chugach shall supply 120 Volt A-C power to a circuit breaker in a panel in Chugach's telecommunication building for use by AEG&T as a power supply for AEG&T's telecommunications equipment. Chugach shall allow AEG&T to maintain an existing telecommunications building within the vicinity of the base of the tower and utilize the existing telecommunications electrical ground.

7.3 AEG&T shall maintain at its own expense all of the remote terminal units (RTU's), telemetering equipment, or any other equipment on its system that is necessary for Chugach to operate and control the Unit using Chugach's existing equipment. Such equipment shall be compatible and suitable for interfacing with the Chugach SCADA system.

7.4 AEG&T shall classify all of the alarms on its SCADA system under one (1) of the following four(4) classifications

                  1.       Alarm Priority 1--Unit Trip

                  2.       Alarm Priority 2--Trip Possible

                  3.       Alarm Priority 3--Alarm-No Trip

                  4.       Alarm Priority 4--Start Inhibit

                  Chugach shall display these alarms at the Chugach Power Control Center through the Chugach SCADA system.

7.5 Chugach shall follow the Notification Procedures set forth in Exhibit C.

7.6 AEG&T shall install and maintain any additional metering as described in Exhibit B. Such metering shall be of the type and quality needed to provide Chugach with the information necessary to accomplish the monitoring, controlling, recording, and reporting functions as outlined in Exhibit A. Chugach shall not be required to add facilities on AEG&Ts side of the Point of Interconnection. No new facilities related to the provision of services under this Agreement will be added by either party to its generation and transmission system without proper metering. Upon the construction or addition of any such new facilities the parties will negotiate and prepare appropriate modifications to Exhibit B.

7.7 AEG&T is solely responsible for providing adequate system protection for the Unit, including all protection required for remote operations.

7.8               Operations and Maintenance:

                  a) The Parties agree to jointly plan annual maintenance activities and schedules for generation facilities located on the Kenai Peninsula, and involve each other immediately when a need to change schedules is identified.

                  b)   AEG&T/HEA agrees to call on Chugach support when in-house
                      resources are insufficient to perform O&M work, and utilize Chugach's expertise to provide technical and management O&M Services when needed. Such support shall be requested in advance of undertaking such O&M Services, and scheduled and coordinated to the maximum extent possible. Upon receipt by Chugach of a request for O&M Services from AEG&T/HEA, Chugach will provide a cost estimate for the requested services and Chugach will not provide the services until AEG&T/HEA has considered the cost estimate and authorized Chugach to proceed. This
                      Section 7.8(b) does not preclude AEG&T/HEA from enlisting specified technical support and assistance from suppliers of equipment associated with the Unit, such as General Electric field engineers.

                  c) Should AEG&T elect to contract for the O&M Services for the Unit other than with HEA, Chugach shall be given the first right of refusal to provide such O&M Services. If AEG&T requests an estimate, Chugach shall have 30 days to provide an estimate for provision of such services. Chugach shall have 30 days to match any bid or contract offer being considered by the AEG&T board. If the Chugach estimate is accepted, or if Chugach offers to match any bid or contract, then Chugach shall be awarded the O&M Services contract.

                  d)   Any rights of Chugach or obligations of HEA under this
                       section 7.8 of this agreement are subject to AEG&Ts agreement with KFC for performance of the operation and maintenance of the Unit. Any such agreement will be appended to this Agreement as Exhibit D.

     7.9           Fuel Supply:

                  a) Except as herein provided Chugach will use its reasonabl best efforts, to the extent tha natural gas is available under Chugachs existing and replacement natural gas contracts, to provide all natural gas fuel required to operate the Unit. If Chugach at any time determines that for whatever reason it may not be able to deliver fuel to the Unit, it will immediately so advise AEG&T. For Chugach gas delivered to the KFC Plant at meter no.106 connecting the KFC Plant to the Cook Inlet Gas Gathering System or meter no. 414 connecting the KFC Plant to the Kenai Pipeline System, AEG&T will provide transportation of the fuel to the Unit at no additional cost.

                  b) Notwithstanding the foregoing, AEG&T shall have the option to supply a portion of the fuel for the Unit in an amount up to (i) the AEG&T Fuel plus (ii) the quantity of fuel calculated on an annual basis as follows
                       (the HEA Fuel)

                           HEA Fuel (in mcf/year) =   E (A-B) + F, where as to
                                                      the year D
                                            A =      Total MWh purchased by
                                                     AEG&T under the Chugach
                                                     Wholesale Power Agreement
                                            B =      350,000 MWh
                                            D =      Total MWh generated by the
                                                     Unit for Chugach Use
                                                     (measured at the Units
                                                     13.8 kV bus)
                                            E =      Total fuel (in mcf) used in
                                                     the Unit for Chugach Use.
                                            F =      Banked Fuel.

                      Prior to the beginning of each calendar year AEG&T will provide Chugach with an operating plan, including an estimate of the quantity of HEA Fuel and the AEG&T Fuel for that year. Chugach will cooperate in providing AEG&T with information necessary to make such estimate. In calculating the estimate, the values for A, D and E will be based upon the operating plan for the year.

                      Except where this formula is used for projections, actual data will be used based on the most recent calendar year.

                  c) During each hour that the Unit is operated for AEG&T Use, AEG&T shall have the right to provide all fuel requirements associated with that use.

                  d) During each hour that the Unit is operated for Chugach Use, AEG&T shall have the right to provide a portion of the fuel to the Unit in an amount up to the estimated HEA Fuel for the year divided by the expected hours of Unit operation during the year for Chugach Use, and Chugach will utilize such amount, or any lesser amount as AEG&T may direct in accordance with this Agreement. Prior to the first day of each month AEG&T will notify Chugach as to the percentage of the HEA Fuel and AEG&T Fuel that AEG&T will provide to the Unit and Chugach will schedule the fuel deliveries to the Unit accordingly. AEG&T will be entitled to utilize any such lesser notification period the Cook Inlet gas industry may afford for gas balancing.

7.10              Purchase of Power:   In addition to its 350,000 MWh purchase
                  obligation under the Chugach Wholesale Power Agreement, AEG&T will purchase from Chugach in each calendar year after the Date of Commercial Operation a quantity of energy (MWh) equal to HEAs residual energy (MWh) requirements less the quantity of energy (MWh) received by AEG&T as HEAs allocated share under the Bradley Lake Hydroelectric Project Agreement for the Sale and Purchase of Electric Power and less the quantity of energy (MWh) generated for AEG&T Use; provided, that the quantity of energy which AEG&T shall be committed to purchase pursuant to this provision for its residual energy requirements shall not exceed 320,000 MWh per year. AEG&Ts purchase obligation under this provision shall commence on the Date of Commercial Operation. Residual energ is that energy used by HEA which is above the 350,000 MWh purchase obligation under the Chugach wholesale power agreement but does not include any energy supplied from capacity used to supply demand in excess of 73 MW on the Chugach system.



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Article VIII.     Energy Accounting and Power Factor

8.1 The Chugach Dispatcher shall maintain records of the Unit output between Chugach Use and AEG&T Use and keep running accounts of the energy use for the Unit.

8.2                Chugach shall dispatch the Unit within the limitations
                  established by AEG&T from time to time.

Article IX.       Compensation, Billing and Payment

9.1 All rights and costs of ownership of the Unit will remain with AEG&T except as explicitly stated in this Agreement.

9.2 Chugach will pay compensation to AEG&T for use of the Unit monthly as follows:

                  a) Chugach Use: For Chugach Use, Chugach shall pay AEG&T monthly compensation ("C") equal to the cost of operation and maintenance expense ("O") plus the value of HEA Fuel actually delivered and consumed on site ("V") which is expressed in the following formula:

                           C = O + V

                           Where:

                           "C" is the compensation in dollars paid to AEG&T.

                           "O" shall be $5.00/MWh multiplied by the monthly MWh
                            electrical Output of the Unit for Chugach Use, as measured at the 13.8 kV meter, multiplied by "A", below.

                           A shall be an adjustment for inflation, to be
                            applied for each calendar year beginning on January 1, 1999. "A" shall be calculated as follows

                           A = .2(1+ppi) + .8(1+cpi)

                           Where

                           ppi is the percentage change, expressed as a decimal, in the Producer Price Index of Metals Commodities as published by the Bureau of Labor Statistics of the United States Department of Labor, for the month ending on January 31 of the year in which the adjustment is made, as compared with such index for the month ending January 31 of the year preceding the date of the adjustment; and

                           cpi is the percentage change, expressed as a decimal, in the U.S. Consumer Price Index for Urban Wage Earners and Clerical Workers published by the Bureau of Labor Statistics of the United States Department of Labor, for the month ending on January 31 of the year in which the adjustment is made, as compared with such index for the month ending Januar 31 of the year preceding the date of the adjustment.

                           "V" is the value of the quantity of HEA Fuel provided
                            by AEG&T and consumed by the Unit during the month. The value will be based upon the Chugach Unit Fuel Price in effect during the month, provided, however, that if AEG&T provides HEA Fuel in addition to that quantity initially committed under the terms of the KFC Agreement and the price (including transportation costs) paid by HEA to the supplier is less than the Chugach Unit Fuel Price, then the value of the additional volume supplied shall be the Chugach Unit Fuel Price less one-half of the difference between the price paid by AEG&T and the Chugach Unit Fuel Price.

                  b)       AEG&T Use: For AEG&T Use, AEG&T shall pay Chugach:

                           1. for dispatch services a daily dispatch rate of $350 for each day or part of a day during which the Unit is dispatched for AEG&T Use except that the payment is waived if Chugach either uses the spin of the Unit or jointly utilizes the energy Output of the Unit during any part of that day; and

                           2.       for all fuel and transportation costs
                                     incurred by Chugach in the AEG&T Use.

                           Chugach shall invoice these as separately itemized charges to AEG&T.

                  c)       Allocation of fuel costs between simultaneous Uses:

                           For AEG&T Use where Chugach utilizes the spin but does not generate any energy, 100% of the fuel costs are allocated to AEG&T.

                           When energy as measured at the Units 13.8 kV bus is being produced simultaneously for AEG&T Use and Chugach Use then the fuel costs will be divided in proportion to the energy being produced for each use.

9.3 Within ten days after the end of each month, Chugach shall provide AEG&T with an accounting of the use of the Unit for the previous month showing the total energy and fuel use by the type of operation. In such accounting, Chugach may designate certain items as being estimated due to the unavailability of final underlying data, in which event adjustments to the correct amounts, when amounts are determined, shall be included in an accounting for a subsequent month. This accounting shall be the basis for the Unit billing by AEG&T.

9.4 Payment by Chugach shall be due in AEG&T's office by the 15th day after mailing of the bill. Payment shall be mailed or direct deposit to AEG&T. Amounts not received on or before the due date shall be payable with interest accrued at the rate of 1 percent per month compounded monthly from the due date to the date of payment.

9.5 In the event any portion of any bill is disputed, the disputed amount may be paid or may be withheld. In either event, Chugach shall provide AEG&T a detailed written explanation of why the amount is in dispute. If the disputed portion is paid and later found to be not owed, AEG&T shall refund to Chugach the disputed portion plus interest on a monthly basis at the statutory interest rate to the date the refund check is mailed by AEG&T. If the disputed portion is withheld and later found to be owed, Chugach shall pay the disputed portion to AEG&T plus interest on a monthly basis at the statutory interest rate from the due date of payment to the date the refund check is mailed by Chugach.

Article X.        Emergencies and Problems

10.1 Chugach shall make best efforts to continue to provide dispatch services in accordance with this Agreement during SCADA, communication or other outages.

10.2 AEG&T shall maintain and supply Chugach an up-to-date list of personnel authorized to receive any information which Chugach is obligated to supply to AEG&T under this Agreement such that the Chugach dispatcher at all times will be able to reach personnel designated by AEG&T to receive the information.

Article XI.       Liability and Indemnity

11.1 Regardless of fault or causation, each party shall assume all responsibility and hold the other party harmless from and defend the other party against all claims for injury or damage of any sort arising out of the operation of this Agreement to persons or property on its respective side of the Point of Interconnection. Chugach shall not be liable for any lost revenue or other damages suffered by AEG&T or any other entity or person as a result of any act, or failure to act, on the part of Chugach under this Agreement, except that Chugach agrees that it will be responsible for injury to AEG&T caused intentionally by Chugach or through Chugach's gross negligence, and except that Chugach shall indemnify AEG&T against any premium or penalty charges for which HEA may become liable pursuant to the terms of Paragraph 5.4 of the Chugach Wholesale Power Agreement if Chugach dispatched the excess power through inadvertence or willful disregard of the dispatch instructions received from AEG&T for AEG&T Use. This indemnity provision shall not apply to a willful breach of this Agreement by either party.

Article XII.      Uncontrollable Forces

12.1 An uncontrollable force shall mean an act of God, act or omission of government, failure of or threat of failure of facility, unscheduled maintenance and repair, labor or material shortage, strike, lockout, or other industrial disturbances, act of the public enemy, war, blockade, insurrection, riot, epidemic, landslide, avalanche, earthquake, fire, storm, lightning, flood, washout, civil disturbance, restraint by court order or public authority, action or non-action by or inability to obtain necessary authorization or approval from any governmental agency or authority, and any other act or omission similar to the kind herein enumerated. Strikes, lockouts, and other labor disturbances shall be considered uncontrollable forces and nothing in this Agreement shall require either party to settle a labor dispute against its best judgement.

                  Each of these matters enumerated constitutes an uncontrollable force to the extent that it is not within the reasonable control of affected party, and to the extent that such party by the exercise of due diligence is unable to overcome it.
                  In the event either party, by reason of an uncontrollable force, is rendered unable, wholly or in part, to perform its obligations under this Agreement, then upon such party giving notice and particulars of such uncontrollable force, its obligation to perform (other than the obligation to pay money shall be suspended during the continuance of any inability so caused, but for no longer period, and the effects of such cause shall, so far as possible, be remedied with all reasonable speed. The affected party shall not be responsible for its delay in performance under this Agreement during delays caused by an uncontrollable force, nor shall such uncontrollable force give rise to claims for damages or constitute default.

                  However, should an Uncontrollable Force continuously prevent performance by either party of substantially all of its obligations under this Agreement for a period of more than one year, the Agreement is voidable at the option of either party upon 30 days written notice to the other party.

Article XIII.  Severability

                  If any provision of this Agreement shall be finally adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall be invalid or unenforceable as to future obligations but shall not operate to extinguish obligations (such as payment obligations) already accrued.

Article XIV.  Termination

14.1 In the event of a material breach of this Agreement, either party may give written notice to the other. If a material breach is not cured within thirty (30) days after the breaching party receives notice of the breach, the non-breaching party may, at its option, terminate the Agreement without incurring liability therefor, bring an action for specific performance, or exercise any other contract remedy. All liabilities arising under this Agreement prior to termination shall be and are hereby preserved.

14.2 This Agreement shall terminate twenty-four months from the Effective Date, unless prior to said date AEG&T shall have commenced relocating the generator and turbine from the Soldotna No. 1 Plant to the KFC Plant near Nikiski, Alaska

Article XV.  Miscellaneous Provisions

15.1 Right of First Refusal: Chugach shall have a right of first refusal to purchase, lease, rent or in any other way acquire AEG&Ts rights in the Unit or any portion of the electrical output or capacity of the Unit. The Right of First Refusal will be retained by Chugach over the life of the Agreement. The Right of First Refusal shall not apply to a disposition by AEG&T to HEA.

                  The Parties intend that this Right of First Refusal not impede future efforts by AEG&T to dispose of the Unit or its output while offering Chugach a genuine and full first right of refusal to purchase the Unit or its electrical output. Accordingly, Chugach shall promptly respond (no later than 90 days) after notification by AEG&T of a proposed disposition of the Unit or its output regardless of whether the proposal resulted from negotiations with a third party, a competitive bid process or otherwise. Notification by AEG&T of the proposed disposition of the Unit or its output shall include disclosure of all information reasonably necessary to allow Chugach to fully evaluate the proposal and to prepare a responsive proposal. If Chugach's proposal is substantially similar to and of equal or greater value to AEG&T as that described by AEG&T, Chugach's proposal shall be accepted by AEG&T.

15.2 Grant of Option: AEG&T grants to Chugach an option to purchase the electricity generated by steam produced by or in conjunction with the operation of the Unit. The terms of the option are as follows.

                  a) Notice. AEG&T will notify Chugach in writing of the availability of the electricity not less than six months nor more than thirty-six months before the date of commercial production of electricity using the steam produced by the heat recovery steam generator installed in conjunction with construction of the Unit. The notice will describe the amount of electricity to be produced and the process for its production.

                  b) Right to Option. Chugach shall have six months from the date of the notice within which to exercise the option.

                  c) Exercise. The option will be exercised by delivery to AEG&T of a written notice by Chugach within the foregoing period specifying the amount of electric output for which it intended to take or pay.

                  d) Terms. The purchase price for the electricity shall be an amount equal to the average thermal generation cost for the Chugach system, adjusted quarterly in accordance with the most recently filed fuel surcharge applications, or computed in similar fashion as that last submitted, plus an operation and maintenance component computed on the same basis as the "O" component of compensation defined under the terms of Section 9.2 a) of this
                      Agreement.

                  e) Delivery. AEG&T will deliver the electricity to Chugach at the Point of Interconnection. Chugach will be obligated to pay only for electricity delivered.

                  f) Expiration. If not exercised within the time period set forth above the option will expire and be of no further force and effect with respect to the electricity produced in accordance with the notice, but not with respect to any subsequent additional production. If exercised, the rights acquired and obligations assumed under the option shall terminate upon the termination of this Agreement.

15.3 Assignment: No party shall assign this Agreement, or any part thereof, without notice to, and consent in writing by, the other party; provided that such consent shall not be unreasonably withheld.

15.4 No Third Party Beneficiaries: The provisions of this Agreement shall not create any rights in favor of any person, corporation, or association not a participant in this Agreement, and the obligations herein assumed are solely for the use and benefit of the participants to this Agreement.

15.5 Notice: Except as otherwise provided herein whenever notice or communication is provided or required to be given by either party to the other, such notice or communication shall be in writing and transmitted by certified United States Mail, return receipt requested, or by personal delivery, or by telegraph. All such written communication directed at Chugach shall be sent to:


                           Executive Manager Finance & Energy Supply or
                           Manager of Dispatch
                           Chugach Electric Association, Inc.
                           P.O. Box 196300
                           Anchorage, Alaska 99519-6300
                  or by personal delivery to:
                           Executive Manager Finance & Energy Supply or
                           Manager of Dispatch
                           Chugach Electric Association, Inc.
                           5601 Minnesota Drive
                           Anchorage, Alaska 99518-1074

                  All such written communication directed to AEG&T shall be sent to

                           General Manager
                           HEA
                           P. O. Box 169
                           Homer, Alaska 99603

15.6 Entire Agreement: The terms of this Agreement and any provisions adopted by reference or otherwise incorporated into this Agreement, including Exhibits A, B, and C, set forth the full intent of the parties regarding the matters covered by this Agreement. Neither party is relying on or may rely on any written or oral collateral, prior, or contemporaneous agreements, assurances, representations, or warranties not set forth in this Agreement. No modifications of this Agreement shall be implied in law or equity, nor may any part hereof be terminated, amended, supplemented, waived or modified except by instrument in writing signed by both parties.

15.7 Future Agreements: This Agreement shall not preclude future agreements on leasing, capacity sale or other ownership or operating agreements by and among Chugach, AEG&T and HEA.

15.8 Dispatch Agreement: The Soldotna One System Use and Dispatch Agreement is terminated as of the date AEG&T reasonably declares that the Soldotna No. 1 Plant has been decommissioned incident to the construction of the Unit.

15.9 Waiver: Any waiver at any time by a party of its rights with respect to a default under this Agreement or with respect to any other matter arising in connection with the Agreement shall not be deemed a waiver with respect to any other default or matter.

                  Any delay short of the statutory period of limitations in asserting or enforcing a right shall not be deemed a waiver of such right.

Date:                2-12-99

                                                 ALASKA ELECTRIC GENERATION
                                              AND TRANSMISSION COOPERATIVE, INC.



                                                     By:   /s/ N L Story

                                                              N.L. Story
                                                              General Manager

Date:               Feb 9, 1999

                                              CHUGACH ELECTRIC ASSOCIATION, INC.



                                                  By:   /s/  Eugene N. Bjornstad
                                                             Eugene N. Bjornstad
                                                              General Manager

                                                      EXHIBIT A

                                           DISPATCH FUNCTIONS AND REPORTS


1. Chugach shall provide the services required to accomplish the remote starting, loading, monitoring, unloading and stopping of the Unit over the SCADA system. The Unit shall be base loaded in accordance with Section 6.2, except during emergencies when unit operation shall be coordinated through the Chugach Dispatch Center. As outlined in Exhibit A, Chugach shall record the operations of the Unit and transmit such information to AEG&T on a monthly basis.

2. Whenever the Chugach SCADA system indicates that the HEA load exceeds the Contract Capacity in the Chugach Wholesale Power Agreement plus HEAs share of Bradley Lake capacity or when directed by HEA, Chugach will allocate a portion of the Unit output to AEG&T Use. The portion allocated to AEG&T Use shall equal the amount of MWs required to meet HEAs load plus reserves, if any, that is not being purchased under the Chugach Wholesale Power Agreement or from Bradley Lake. Any output not allocated to AEG&T Use shall be Chugach Use.

                  If Bradley Lake capacity is not available as defined in the Bradley Lake Scheduling Agreement, then unless directed otherwise by HEA, AEG&T Use shall equal the amount of MWs required to meet HEAs load plus reserves, if any, that are not being purchased under the Chugach Wholesale Power Agreement.

                  If neither Bradley Lake capacity as defined in the Bradley Lake Scheduling Agreement nor Unit capacity are available and the HEA load exceeds the Contract Capacity in the Chugach Wholesale Power Agreement, then unless HEA schedules some other resource to meet HEAs load, the additional HEA load will be supplied by Chugach under the Excess Capacity provisions of the Chugach Wholesale Power Agreement.

3. Chugach shall remotely operate the Unit over the SCADA and telecommunications systems. This operation shall include:

         (a)      Issuing start commands;

         (b)      Synchronizing the Unit;

         (c)      Monitoring alarms;

         (d)      Limiting Unit operations in response to SCADA alarms;

         (e)      Adhering to Unit loading limits established by AEG&T;

         (g) Adhering to rate of change limitations for generation as established by AEG&T;

         (i)      Shutdown and opening generator breaker;

         (j)      Stopping the unit;

         (k) Tripping the Unit in the event SCADA information dictates this action;

         (1)     Observing the Notification Procedures set forth in Exhibit "C".

4. Chugach shall record and maintain logs and records of the Unit operation and shall provide upon request such logs and records to AEG&T within one (1) week.

         These logs and records shall include the following:

         (a) Scheduled hours of operation, scheduled loading by use category, and average load on an hourly basis;

         (b) Actual hours of operation, type of and average load on an hourly basis;

         (c) Available operating data, such as: voltage, amperes, VARS, frequency, watts, power factor, gas flow, temperatures, breaker positions, and accumulated MWH, MVARH, and MMCF/DAY as provided by the SCADA system or similar data recorded manually when the SCADA system is inoperative; and

         (d) Alarms and observed or reported deviations from normal Unit operating parameters.

                                                      EXHIBIT B

                                                 METERING LOCATIONS


Consistent with provisions of the "Agreement for Sale of Electric Power and Energy and Lease of Facilities," Addendum 1, metering shall be provided at the following locations:

I.       At the Soldotna Substation:
         115-kV Line from Soldotna Substation to Quartz Creek Substation. 115-kV Line from Soldotna Substation to Bernice Lake Substation. 69-kV Line from Soldotna Substation to Quartz Creek Substation. 69-kV Line from Soldotna Substation to Bernice Lake Substation.
II.      At the  Unit:
         Unit Generator Output at the 13.8 kV bus.
         Unit Generator Gas Usage at the intake manifold.
         Unit Station Service at the 480 Volt bus.

                                                      EXHIBIT C

                                               NOTIFICATION PROCEDURES


Chugach will perform the respective notification procedures for each alarm category set forth below:

A.       Alarm Priority 1--Unit Trip

         Chugach shall contact the Unit Power Plant Specialist (PPS) immediately. All control systems will be reset to allow restart of the Unit if conditions causing the trip are known by the Unit PPS and have been rectified. If the alarm occurs outside Regular Working Hours, Chugach shall contact the PPS in the manner and order of preference as designated by AEG&T. If the PPS cannot be contacted, Chugach shall contact the person designated as AEG&T's standby contact and advise him of the situation. Chugach shall attempt to restart the Unit after the control has been reset and clearance has been received from the Unit PPS.

B.       Alarm Priority 2--Trip Possible

         Chugach shall contact the Unit PPS immediately. If the alarm occurs outside Regular Working Hours,
         Chugach shall contact the Unit PPS in the manner and order of preference as designated by AEG&T. If the PPS cannot be contacted, Chugach shall contact the person designated as the AEG&T standby contact and advise him of the situation. After investigation, the Unit PPS may impose operational restrictions on the unit until the situation can be rectified.

C.       Alarm Priority 3--Alarm-No Trip:

         If the Unit is in operation, Chugach shall contact the Unit PPS immediately. If the Unit is shut down, Chugach shall contact the Unit PPS within 24 hours. If the alarm occurs outside Regular Working Hours, Chugach shall contact the PPS in the manner and order of preference as designated by AEG&T. If the PPS cannot be contacted, Chugach shall contact the person designated as AEG&T's standby contact and advise him of the situation. After investigation, the Unit PPS may impose operational restrictions on the unit until the situation can be rectified.

D.       Alarm Priority 4--Start Inhibit

         If the unit is in operation, Chugach shall contact the PPS immediately. If the unit is shut down, Chugach shall contact the Unit PPS within 24 hours, or since these alarms are start inhibits, when first aware of a need to start up the Unit, whichever comes first. If the alarm occurs outside Regular Working Hours, Chugach shall contact the PPS in the manner and order of preference as designated by AEG&T. If the PPS cannot be contacted, Chugach shall contact the person designated as AEG&T's standby contact and advise him of the situation.